Exhibit 99.1

FOR IMMEDIATE RELEASE

KIRSHNER INTERNATIONAL, INC. ANNOUNCES NEW PRESIDENT

Deerfield Beach, Florida–Kirshner International, Inc. (Ticker Symbol: KSNR.PK) January 9, 2004. The Company announced today that a majority of shareholders entitled to vote at a meeting of its shareholders voted to remove its chief executive officer, president and sole member of its Board of Directors and install Gregory Paige in such capacities. Under prior management, the Company was unsuccessful in furthering its objectives, thus prompting the change. Mr. Paige has been charged with bringing the Company’s regulatory filings current and building an entertainment-oriented organization based on the business and ideas of Don Kirshner.

Mr. Paige is the Chairman/CEO of Tri Media Partners Corp., a company utilizing Internet, Radio and Television for the purposes of marketing and promotion of products and services. He has over 25 years of experience in marketing and the financial services industry. He has been associated with such distinguished firms as: E.F. Hutton, Merrill Lynch, Lehman Brothers, Kuhn Loeb and Drexel Burnham Lambert. Mr. Paige owned and managed Bay City Securities (Atlanta, GA), International Securities Group (Denver, CO) and as President of H.D. Vest Corporate Finance, was responsible for financing and positioning H.D. Vest on the NASDAQ National Market System in 1992. H. D. Vest was acquired by Wells Fargo in 2001.

Mr. Paige’s relationships in the securities industry are extensive and include over 100 broker/dealers and banks. He has either managed or had key roles in over 160 stock and bond offerings, mergers, acquisitions and direct securities marketing. Entering the Internet Marketing Field in 1997, Mr. Paige began to utilize the Internet medium to cross-market a public company’s products and services. In the spring of 1997, Mr. Paige formed a strategic relationship that has currently developed over 25 different projects in this arena.

Please Note: “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Kirshner International’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the Company’s behalf. All statements, other than statements of historical facts which address the Company’s expectations of sources of capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the Company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the Company, actual results may differ materially from the expectations expressed in the forward-looking statements.